UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  04/11/2005

Magellan Midstream Partners, L.P.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  1-16335

DE	73-1599053
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

One Williams Center, Tulsa, OK 74172
(Address of Principal Executive Offices, Including Zip Code)

(918) 574-7000
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 8.01.    Other Events

On April 11, 2005, Magellan Midstream Holdings, L.P., the owner of the general partner of Magellan Midstream Partners, L.P. (the "Partnership"), entered into an agreement to sell 5,679,696 subordinated units representing limited partner interests in the Partnership directly to five purchasers in a privately negotiated transaction. The sale of these subordinated units is expected to close on April 13, 2005. Upon consummation of this sale, the Partnership believes that more than 50% of the total interests in the Partnership's capital and profits will have been sold or exchanged over the past 12-month period due to the trading activity of the Partnership's limited partner units, as well as certain public offerings of the Partnership's limited partner units. Because of this, the Partnership will be considered to have been terminated for federal income tax purposes. Among other things, a termination will cause a significant reduction in the amount of depreciation deductions allocable to unitholders in 2005. As a result, the Partnership estimates that unitholders will be allocated an increased amount of federal taxable income for the 2005 tax year as a percentage of cash distributed to the unitholders with respect to that period.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Magellan Midstream Partners, L.P.

Date: April 13, 2005.	By:	/s/ John D. Chandler
John D. Chandler
Vice President, Chief Financial Officer and Treasurer of Magellan GP, LLC, the general partner